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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                      ADVANCED ENERGY INDUSTRIES, INC.
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $0.001 par value
                     ----------------------------------
                       (Title of Class of Securities)

                               007973  10 0
                     ----------------------------------
                              (CUSIP Number)

   Check the  following box if a fee is being paid with this statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

CUSIP No. 007973 10 0                 13G                 Page 2 of 5 Pages
          -----------                                         ---  ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     Douglas S. Schatz
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*                (a)  / /
                                                                      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                        13,162,300 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                         0 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                     13,162,300 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     0 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          13,162,300 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          61.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

            ADVANCED ENERGY INDUSTRIES, INC.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            ADVANCED ENERGY INDUSTRIES, INC.
            1625 SHARP POINT DRIVE
            FORT COLLINS, CO 80525
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            DOUGLAS S. SCHATZ
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            ADVANCED ENERGY INDUSTRIES, INC.
            1625 SHARP POINT DRIVE
            FORT COLLINS, CO 80525
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            DOUGLAS S. SCHATZ IS A CITIZEN OF THE UNITED STATES
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            COMMON STOCK, $0.001 PAR VALUE
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            007973 10 0
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

         Not applicable
-------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP
         (a)  AMOUNT BENEFICIALLY OWNED:
              13,162,300 shares

         (b)  PERCENT OF CLASS
              61.9%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              13,162,300 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              0 shares
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              13,162,300 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              0 shares
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

         Not applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       /s/ DOUGLAS S. SCHATZ
                                       ----------------------------------------
                                           Douglas S. Schatz











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